EXHIBIT 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), effective as of February 17, 2014, is made and entered into by and between BROWN & BROWN, INC., a Florida corporation (“Company”), and R. ANDREW WATTS, a current resident of the State of New Jersey, but will be establishing residency in the State of Florida (“Executive”).

BACKGROUND

Executive is an executive officer of the Company, and may from time to time serve as a director, manager, and/or executive officer of one or more of the Company’s subsidiaries or affiliated entities (“Affiliates”) and, by virtue of title and position, occupies a position of trust and is considered a “Senior Leader” and a member of what is commonly known as the Company’s “Senior Leadership.” The Company is one of the largest insurance intermediaries in the United States of America and in the world, and the stock of the Company is publicly held and traded on the New York Stock Exchange (NYSE:BRO). The Company is in the insurance intermediary business of selling and servicing insurance, risk transfer alternatives, and related services including, but not limited to, quoting, proposing, soliciting, selling, placing, providing, servicing and/or renewing insurance, reinsurance, and surety products, as well as loss control, claims administration, risk management, program administration, Medicare secondary payer statute compliance, Social Security disability and Medicare benefits advocacy services (as such products and services may be developed, added by acquisition or modified from time to time, the “Insurance Business”).

The Company, on behalf of itself, its shareholders and its employees, has a compelling interest in maintaining the confidentiality of Confidential Information and/or Trade Secrets (as such terms are defined in Section 4(a) of this Agreement), retaining its employees, and maintaining the customer relationships and business goodwill the Company develops and acquires. By virtue of Executive’s position, Executive is afforded extensive and intimate knowledge of the Company’s strategic goals, including particularized plans and processes developed by the Company, whether through the Executive’s efforts or otherwise, which are not known to others in the industry and which give the Company and its Affiliates competitive advantage. In addition, Executive has responsibility for the performance and results of various business units, divisions, profit centers and Affiliates of the Company and for developing and/or executing strategic plans for the Company and/or its Affiliates. Executive’s role in the Senior Leadership is, or will be, such that the Company’s Confidential Information and Trade Secrets will necessarily become inextricably entwined with Executive’s own knowledge and experience.

Executive’s entry into this Agreement with the Company is a condition to Executive’s employment with the Company, whether such employment is new or continuing. The rights and obligations that comprise this Agreement equally extend to the Company’s Affiliates.

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

TERMS

1. Employment and Job Duties. The “Background” provisions above are hereby incorporated into this Agreement as if set forth herein at length.

(a) In consideration of Executive’s entry into this Agreement, the Company agrees to continue to employ Executive upon the terms and conditions set forth in this Agreement. Executive accepts such continued employment upon the terms and conditions set forth in this Agreement. Executive shall have the title of Executive Vice President, Treasurer and, effective upon the retirement of the current Chief Financial Officer in March 2014, will become Executive Vice President and Chief Financial Officer of the Company, and/or such other title(s) as the Board of Directors, the President, and/or the Chief Executive Officer may designate from time to time. Additionally, as a Senior Leader of the Company, Executive shall serve as a member of Company’s Senior Leadership team and the Company’s Leadership Council. Executive shall perform such other duties as directed by the Board of Directors, the President and/or the Chief Executive Officer of the Company, or by such other member of the Senior Leadership team to whom Executive may report. Executive shall abide by the policies, procedures and guidelines of the Company, as the same may be reasonably modified, amended or replaced by the Company from time to time.

(b) Executive shall devote full time and effort to promoting the Company’s business. During Executive’s employment under this Agreement, Executive shall not, directly or indirectly, engage in the Insurance Business in any of its forms, either as an owner, investor, lender, director, executive, manager, broker, agent, solicitor, consultant or participant, in any manner or on behalf of any business enterprise engaged in the Insurance Business, except for the account of the Company or as directed by the Company, provided, however, that ownership of less than one percent (1%) of the outstanding stock of any publicly traded corporation will not be deemed a violation of this Section 1(b).

(c) Executive agrees that so long as Executive is employed by the Company, Executive will not engage in the planning or organizing of any business activity that is competitive with or that creates a conflict of interest with the work Executive performs for the Company.

(d) Executive shall have broad discretion to direct those aspects of the business and affairs of the Company and Affiliates for which Executive is responsible, subject to Company’s corporate governance obligations, insurance operations recommendations, accounting methodology, and other rules, procedures and guidelines, and subject to applicable law. By way of example and not by way of limitation, duties of Executive include the ability to:

(i) direct the financial, accounting, tax and financial regulatory strategies for the Company;

(ii) serve at the pleasure of the Company’s Chief Executive Officer, the Audit Committee of the Company’s Board of Directors and the Board of Directors and direct strategic issues relating to financing, capital structure and Company expenditures;

(iii) recruit, hire, retain and promote personnel to achieve and maximize financial and accounting expertise and results within the Company; and

(iv) perform such other activities and duties as determined by the Chief Executive Officer from time to time.

(e) Executive’s duties on behalf of the Company may include, without limitation: (i) the identification of M&A Prospects; (ii) the negotiation and entry into a non-disclosure, confidentiality, or similar agreement with an M&A Prospect or its representative; (iii) the pursuit, receipt, analysis and evaluation of financial, legal, operational, and other information, whether developed by the Company or provided by or on behalf of an M&A Prospect, to determine whether the Company should pursue a possible acquisition transaction or divestiture of assets (whether by asset acquisition, stock acquisition, sale of assets, sale of stock, merger, or other form of business combination) with such M&A Prospect (a

“Transaction”); (iv) the negotiation of terms with a M&A Prospect and its representatives regarding a possible Transaction; (v) the consummation of a possible Transaction with an M&A Prospect or, alternatively, the termination of discussions regarding a possible Transaction with an M&A Prospect; and/or (vi) the integration and monitoring of the performance of a completed Transaction of an M&A Prospect (collectively and as the same may be modified from time to time, the “M&A Process”). “M&A Prospect” means any business with which the Company or any of its Affiliates has, directly or indirectly, entertained discussions or requested and received information relating to an actual or potential Transaction (as defined in Section 4(a)(iii) above) by the Company or any of its Affiliates within the two (2)-year period immediately preceding separation from employment with Company (“Separation”). The Parties acknowledge and agree that the successful execution of the M&A Process is an integral part of the Company’s short-term and long-term business strategy and success. Executive’s role in the M&A Process is one of confidence and trust with the Company.

(f) The Company shall indemnify, defend and hold Executive harmless from and against any claims or causes of action against Executive arising out of Executive’s activities conducted in the course and scope of Executive’s employment with the Company, all in accordance with applicable law. This provision is understood and agreed to exclude any activity of Executive’s that is adjudicated to constitute a crime, fraud or to have involved reckless disregard of the interests of the Company.

2. Compensation and Benefits.

(a) Executive’s compensation shall be as agreed and set forth herein. Any modifications to Executive’s compensation shall be as agreed between Company and Executive from time to time, subject to withholding for state and federal income tax, FICA, FUTA, SUTA, and other required statutory deductions. Executive’s starting annual salary shall be $500,000.00, less applicable deductions and pro-rated for time employed in 2014 (“Base Salary”), payable in installments in accordance with the Company’s normal payroll practices.

(b) In addition to Base Salary, Executive shall be eligible to receive a performance-based bonus with an estimated base bonus amount of $350,000.00 for calendar year 2014 and pro-rated for time employed in 2014 provided that Executive remains continuously employed by the Company from date of hire until the bonus payment date and payable with normal bonus payments in the first quarter of 2015 (“Base Bonus”). Like Executive’s Base Salary, the Base Bonus will be reviewed annually by the Company’s Compensation Committee and the Board of Directors. The performance-based goals will be established by the CEO. In addition, consistent with the Base Bonuses for all of the Company’s executive officers, the Compensation Committee, in its sole discretion and in the event the Company’s financial performance is unexpectedly poor or in the event that Executive commits an act of malfeasance, may reduce or eliminate this Base Bonus. Finally and for the avoidance of doubt, while the Base Bonus amount, performance-based goals and pro-ration for 2014 will differ from the Company’s other executive officers, the mechanics and process of the calculation of the performance-based bonus will be the same as that for the Company’s other executive officers for 2014 and future years.

(c) Upon approval by the Compensation Committee and the Company’s Board of Directors, the Company shall award Executive two (2) separate stock grants as follows:

(i) a performance-triggered stock grant (“PTSG”) under the Company’s 2010 Stock Incentive Plan (“SIP”) of $250,000 based on the value of the Company’s stock on the last business day preceding the date of grant (the “PTSG Bonus”) on the terms and conditions set forth in the SIP and in the stock award agreement to be established between the Company and Executive (a “SIP Agreement”) with respect to the PTSG Bonus. The PTSG Bonus governed by the SIP Agreement will provide, among other things, for full vesting after five (5) years of continuous employment. It is expected that the date of grant for this PTSG will be February 17, 2014.

(ii) a performance stock grant under the SIP of $800,000 based on the value of the Company’s stock on the last business day preceding the date of grant (the “SIP Performance Grant”) on the terms and conditions, including vesting, set forth in the SIP and in the SIP Performance Grant Agreement. It is expected that the date of grant for this SIP grant will be prior to March 1, 2014.

(d) Transition Bonuses. The Company acknowledges that Executive will surrender or forfeit certain cash and equity compensation amounts negotiated with his current employer. In order to mitigate any financial hardship in transition from current employment to the Company, and upon approval of the Compensation Committee and the Board of Directors, and as fundamental consideration for the engagement contemplated under this Agreement and the compensation components herein, the Company agrees to pay, subject to certain agreed conditions:

i. Transition Bonus 1: a cash bonus amount of $225,000 to compensate Executive for a cash bonus Executive will forfeit with his former employer as the result of his departure from employment with that employer. In the event Executive receives all or part of the bonus amount underlying Transition Bonus 1 from his former employer during the first 12 months of Executive’s employment with the Company, Executive shall promptly remit such amount, in full net of taxes, to Company. This bonus will be paid upon Executive establishing residency in the State of Florida.

ii. Transition Bonus 2: a cash bonus amount of $500,000 to compensate Executive for a stock award from Executive’s former employer for which Executive will no longer be eligible due to his departure from employment with that employer. In the event of termination of Executive’s employment during the Term by Company with Cause or by Executive without Good Reason, as more fully described in Section 3(b), below, Transition Bonus 2 will be subject to return to Company by Executive as follows: (A) 100% in the event of termination within the first full 12 months of employment; (B) $333,333 in the event of termination within the following full 12 months (13-24 months) of employment; and (C) $166,666 in the event of termination within the following full 12 months (25-36 months) of employment. This bonus will be paid upon Executive establishing residency in the State of Florida.

iii. Transition Equity Bonus: a PTSG of $475,000 (based on the value of the Company stock on the last business day preceding the date of grant), on the terms and conditions set forth in the SIP and in the SIP Agreement with respect to the Transition Equity Bonus, to replace certain stock rights forfeited due to Executive’s departure from employment with Executive’s former employer. This Transition Equity Bonus provides, among other things, for full vesting after three (3) years of continuous employment. It is expected that the date of grant for this Transition Equity Bonus will be February 17, 2014. In the event that the stock grant from Executive’s former employer that this Transition Equity Bonus is intended to replace vests in whole or in part, Executive agrees to promptly notify Company, and this Transition Equity Bonus will be adjusted commensurately in accordance with the terms of the Transition Equity Bonus SIP Agreement.

(e) Executive shall also be entitled to reimbursement of reasonable business expenses as approved by the Company’s Chief Executive Officer or his designee. In order to ease the strain of relocation, the Company shall reimburse Executive for all expenses for moving and relocation to Company’s place of business up to a maximum of $100,000.00 and will be structured in accordance with codes of the Internal Revenue Service to be minimize any tax upon Executive.

(f) All compensation arrangements including, but not limited to, fringe benefits, employer-sponsored group benefits and the bonus and the equity incentive plans referenced above, are subject to increase or decrease, change, withdrawal or modification at any time, and from time to time, at the discretion of Company, except Executive’s Base Salary, Base Bonus, Stock Award, Transition

Bonuses and reimbursement of the moving and relocation expenses that are set forth above. Where the benefits are governed by formal plan documents, agreements and summary plan descriptions, the terms of those documents govern. The Company has the right to modify, amend or terminate any benefit plan or its contributions to any benefit plan at any time, subject to the requirements of applicable law.

3. Term and Termination.

(a) The term of this Agreement will be a three (3)-year period beginning on the Effective Date and ending on February 17, 2017 (the “Term”). Executive may terminate Executive’s employment by giving the Company thirty (30) days’ advance written notice. Nothing in this Agreement will restrict the Company’s or Executive’s ability to terminate the employment relationship between the Company and Executive for any reason, during or after the Term.

(b) If, during the Term, (i) the Company terminates Executive’s employment other than for Cause (as defined below), (ii) the Company terminates Executive’s employment due to a Change in Control (as defined below), (iii) Executive’s employment terminates due to death or permanent disability (defined as the physical or mental inability to perform the substantial and material duties of Executive’s occupation with or without reasonable accommodation for a period in excess of ninety (90) consecutive days or ninety (90) days within a six (6)-month period), or (iv) Executive terminates his employment for Good Reason, the Company will pay to Executive (or, in the event of Executive’s death, to Executive’s estate or designated beneficiary) a cash amount equal to the sum of: (1) Executive’s Base Salary through the end of the Term; (2) Base Bonus through the end of the Term; (3) the grant date fair market value of the PTSG Bonus; and (4) the grant date value of the Transition Equity Bonus, payable over and divided by the remaining pay periods of the Term, provided that the Company’s obligation to continue paying Executive for the remainder of the Term will immediately terminate upon Executive’s failure or cessation, for any reason, to comply with the provisions of Sections 4 and 6 hereof. The amounts payable under this Section 3 expressly exclude the SIP Performance Bonus described above in Section 2(c)(ii). The amounts payable under this Section 3 will be paid to Executive on the payroll dates determined in accordance with the Company’s normal payroll practice following the termination of employment.

However, Executive will not be entitled to and will not receive any of the payments or other benefits provided in this Section 3 unless and until (A) Executive is in full compliance with all the terms of this Agreement; (B) Executive executes and delivers to the Company a general release in favor of, and in a form acceptable to, the Company (the “Release”) within sixty (60) days following the Executive’s termination; (C) the Release becomes effective and can no longer be revoked by Executive; (D) if the period during which the Release may be delivered to the Company spans more than one (1) calendar year, payments or other benefits shall not commence until the second (2nd) calendar year and (E) Executive has returned to the Company all Company property in Executive’s possession or control.

If Executive’s employment terminates for any reason set forth in this Section 3(b) above, then in no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable and/or benefits provided to Executive in this Section 3(b) above, and such amounts payable and/or benefits provided to Executive shall not be reduced, regardless of whether Executive obtains other employment, becomes self-employed, and/or receives remuneration and/or benefits in exchange for providing services to any third party after the date of termination

(c) If, during the Term, (i) Executive terminates Executive’s employment without Good Reason or (ii) the Company terminates Executive for Cause, then the Company will pay Executive only such compensation as will have accrued through the date of termination; provided, however, that if Executive delivers notice of termination, the Company will have the option to waive the thirty (30)-day notice period and pay Executive only through the later of the date upon which such notice is delivered or a date mutually agreed upon between Executive and the Company. Notwithstanding any contrary provision of this Agreement, the applicable provisions of this Agreement including, without limitation, Sections 4 through 12, will remain in full force and effect after the expiration or termination of this Agreement. The amounts payable under this Section 3(c) will be paid to Executive in accordance with applicable law and in any event no later than March 15 of the year following the calendar year in which Executive’s termination of employment occurs.

(d) Definitions.

(i) During the Term, Executive will be subject to immediate discharge by the Company for Cause. As used herein, the term “Cause” will mean the following:

(A) A material breach by Executive of any of the terms of this Agreement which remains uncured for thirty (30) days after receiving written notice from the Company describing said breach;

(B) Repeated failure by Executive to perform the services reasonably required of Executive by the Company which remains uncured for thirty (30) days after receiving written notice from the Company describing said failure (after three (3) separate incidents of failure for which Executive received written notice from the Company);

(C) A proven violation by Executive of the Company’s written discrimination or harassment policy based upon race, sex, national origin, religion, disability or age;

(D) Commission by Executive of (I) a felony, provided that Executive has been convicted of the same, (II) a crime involving moral turpitude, provided that Executive has been convicted of the same, (III) any act involving fraud, theft, embezzlement, conversion or misappropriation of money or property, (IV) breach of Executive’s duty of loyalty to the Company, (V) breach of any fiduciary duties to the Company, (VI) any intentional or grossly negligent act that otherwise materially damages the Company, its business or its material assets, (VII) violation by Executive of the Company’s code of ethics, or (VIII) any act of threatening, inappropriate or abusive behavior that disrupts the normal day to day operation of any of the Company’s offices, all of which will be as determined by the Company in its sole discretion; provided that the events listed in (IV) through (VIII) shall be subject to a thirty (30) day right to cure after Executive receiving written notice from the Company describing such event.

(E) Current alcohol or substance abuse which the Company has informed Executive that the Company believes has occurred and that the Company deems, in its reasonable discretion, to materially impair Executive’s abilities to perform Executive’s duties under this Agreement; or

(F) The loss, limitation or suspension of Executive’s license to write insurance in any jurisdiction where such license is material to the performance of Executive’s duties hereunder.

(ii) “Change in Control” shall mean (A) a change that would have to be reported in response to Item 6(e) of Schedule 14A of the Regulation 14A promulgated under the

Securities and Exchange Act of 1934, as amended, as well as (B) certain other circumstances involving the beneficial ownership of securities of the company or the merger, acquisition or consolidation of the company and its subsidiaries.

(iii) “Good Reason” shall exist if (i) the Company, without Executive’s written consent, (a) materially reduces Executive’s salary, duties, or position, (b) commits a material breach of this Agreement, or (c) materially changes the geographic location at which Executive must perform services for the Company; (ii) Executive provides written notice to the Company of any such action within ninety (90) days of the date on which such action first occurs and provides the Company with thirty (30) days to remedy such action (the “Cure Period”); and (iii) the Company fails to remedy such action within the Cure Period.

(e) After the expiration of the Term of this Agreement, the employment relationship memorialized by this Agreement will be at will and may be terminated by the Company or Executive at any time, with or without Cause or advance notice and without the requirement of any procedural steps such as warnings or progressive discipline.

(f) Termination of Executive’s employment relationship with the Company, whether by the Company or Executive, before or after the expiration of the Term and whether with or without Cause, will not release either Executive or the Company from obligations hereunder through the date of such termination (the “Termination Date”) nor from the applicable provisions of this Agreement, including, without limitation, Sections 4 through 12, which will survive the termination of Executive’s employment and the termination of this Agreement. Upon notice of termination of or by Executive, the Company has the power to suspend Executive from all duties on the date notice is given, and to immediately require the return of all professional documentation as described in the Agreement. The Company has the further right to impound all Company property on Company premises for a reasonable time following termination, to permit the Company to inventory the property and ensure that its property and trade secrets are not removed from the premises. Executive acknowledges that Executive has no right or expectation of privacy with respect to Company property kept on Company premises, or equipment provided by the Company, including any such information maintained on computer systems or electronic communications devices utilized by Executive during employment by the Company. On or after the Termination Date, or at any time upon demand, Executive will immediately return to the Company, all: (i) tangible Confidential Information in Executive’s possession or control including, but not limited to, copies, notes, abstracts, summaries, tapes or other record of any type of Confidential Information; and (ii) other Company property in Executive’s possession or control including, without limitation, any and all keys, security cards, passes, credit cards, and marketing literature, and any electronic data stored on a computer, and Executive will not destroy, delete or otherwise damage any such Confidential Information or Company property.

(g) Section 409A. This Agreement and the monies and benefits provided hereunder are intended to qualify for an exemption from Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), where applicable, provided, however, that if this Agreement and the monies and benefits provided hereunder are not so exempt, they are intended to comply with Code Section 409A to the extent applicable thereto. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company intends to administer this Agreement so that it will comply with the requirements of Code Section 409A, the Company does not represent or warrant that this Agreement will comply with Code Section 409A or any other provision of federal, state, or local law. Neither the Company nor its directors, officers, employees or advisers shall be liable to Executive (or any other individual claiming a benefit through Executive) for any tax, interest, or penalties Executive may owe as a result of monies or benefits paid under this Agreement, and the Company shall have no obligation to indemnify or otherwise protect Executive from the obligation to pay any taxes pursuant to Code Section 409A. With respect to the payments provided by this Agreement upon termination of Executive’s employment (the “Cash Severance Amount”), Executive’s employment will be treated as terminated if the termination meets the definition of “separation from service” as set forth in Treasury Regulation Section 1.409A-1(h)(l). Notwithstanding anything to the contrary contained in this Agreement, if (a) Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i), and (b) any portion of the Cash Severance Amount does not qualify for exemption from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), under the short-term deferral exception to deferred compensation of Treasury Regulation Section 1.409A-1(b)(4), then payments of such amounts that are not exempt from Code Section 409A will be made in accordance with the terms of this Agreement, but in no event earlier than the first to occur of (i) the day after the six-month anniversary of Executive’s termination of employment, or (ii) Executive’s death. Any payments delayed pursuant to the prior sentence will be made in a lump sum on the first day of the seventh month following the date of termination of Executive’s employment, and the Company will pay the remainder of the Cash Severance Amount, if any, on and after the first day of the seventh month following the date of termination of Executive’s employment at the time(s) and in the form(s) provided by the applicable section(s) of this Agreement. Each payment of the Cash Severance Amount will be considered a “separate payment” and not one of a series of payments for purposes of Code Section 409A.

4. Confidential Information and Trade Secrets; Post-Separation Restrictive Covenants; Related Matters.

(a) Confidential Information and Trade Secrets.

(i) The term:

(A) “Confidential Information” means any and all information, observations and data of the Company and/or its Affiliates, regardless of whether kept in a document, electronic storage medium, or in the Executive’s memory, and includes, but is not limited to, all data, compilations, programs, devices, strategies, concepts, ideas or methods concerning or related to:

(1) Non-public financial condition, results of operations, and amounts of compensation paid to officers and employees;

(2) Material non-public information from or about an issuer of securities (in this case, specifically, Brown & Brown, Inc., NYSE: BRO) that might foreseeably influence Executive or any other Person to purchase or sell securities of such issuer;

(3) Sales training and producer training data and materials related, but not limited to, “Brown & Brown University,” other producer sales schools and leadership development programs sponsored and promoted by Company or its Affiliates;

(4) Strategic plans and studies, marketing programs, and sales programs, and the terms and conditions (including prices) of sales and offers of sales of products and/or services;

(5) The terms, conditions and current status of the agreements and relationships with insurance or reinsurance carriers, intermediaries, managing general agents, vendors, or other entities, including agreements regarding contingent revenue, overrides and supplemental commissions;

(6) Any reports, invoice slips, call logs, phone logs, or other document or thing that contains, lists, references or relates to policy expiration dates and/or effective dates, policy numbers, insurance companies, and/or managing general agents;

(7) The names and identities of any and all Client Accounts and Prospective Client Accounts, including any and all Client Account lists and Prospective Client Accounts, data bases evidencing Client Accounts and Prospective Client Accounts, or other similar compilations evidencing the identities of the Company’s Client Accounts and Prospective Client Accounts (for purposes of this Agreement, “Client Account” means any person or entity with whom or with which the Company has engaged in Insurance Business within the preceding twenty-four (24) months of the termination of Executive’s employment with the Company. “Prospective Client Account” means any person or entity as with whom or with which the Company has quoted, proposed, or solicited the sale or provision of any Insurance Business within the preceding twenty-four (24) months of the termination of Executive’s employment with the Company. The identities and business preferences of insurance or reinsurance carriers, intermediaries, managing general agents, vendors, or any employee or agent thereof with whom the Company or any of its Affiliates communicates, along with the Company’s or its Affiliates’ practices and procedures for identifying Prospective Client Accounts;

(8) The terms and conditions of any policies written for any Client Accounts, including the pricing, margins, costs, discounts, commission structure or any other component of pricing;

(9) Personnel information including the productivity and profitability (or lack thereof) of employees, agents, or independent contractors;

(10) The know-how, processes or techniques, regulatory approval strategies, computer programs, data, formulae, compositions, service techniques and protocols, skills, ideas, and strategic plans possessed, developed, accumulated or acquired by the Company or its Affiliates;

(11) Any communications between the Company, its Affiliates, their respective officers, directors, managers, shareholders, employees, and independent contractors, and any attorney retained or employed by the Company or its Affiliates for any purpose, or any person retained or employed by such attorney for the purpose of assisting such attorney in Executive’s representation of the Company or its Affiliates;

(12) Any communications between the Company its Affiliates, their respective officers, directors, managers, shareholders, employees, and independent contractors, and any current or prospective Client Account, whether or not such communication is recorded on any medium;

(13) Any information regarding M&A Prospects and other merger or acquisition opportunities, any possible, completed or terminated Transactions, and other aspects of the M&A Process including (1) document templates and examples, (2) term sheets, letters of intent, pro forma income statements, acquisition profiles, agreements, acquisition lists, and related information relating any M&A Prospect, and (3) and the fact that the Company has entered into a non-disclosure agreement, or entertained discussions or requested and received information relating to an actual or potential Transaction with any M&A Prospect (collectively, “M&A Information”); and

(14) Any other matter or thing, whether or not recorded on any medium or kept in the Executive’s memory, (a) by which the Company or its Affiliates derives actual or potential economic value from such matter or thing being not generally known to other persons or entities who might obtain economic value from its disclosure or use, or (b) which gives the Company or its Affiliates an opportunity to obtain an advantage over its competitors who do not know or use the same.

(ii) “Confidential Information” does not include any information that is publicly available (except for such public disclosures made in violation of this Agreement) or any information generally known within the Insurance Business. However, Confidential Information includes the compilation of otherwise public information by the Company for a specific business purpose, where such compilation derives independent economic value in its own right.

(iii) “Trade Secret” shall have the meaning ascribed thereto under the Florida Uniform Trade Secrets Act (or any successor statute), as adopted and in effect on and after the date of this Agreement, and generally means any information that is not generally known, has independent economic value by reason of not being widely known, and as to which the Company takes reasonable precautions to protect its secrecy.

(iv) Executive acknowledges and agrees that the Company is engaged in the highly competitive Insurance Business, and has expended, and will spend, significant sums of money and has invested, and will invest, a substantial amount of time to develop and use, and maintain the secrecy of, the Confidential Information and/or Trade Secrets. The Company has thus obtained, and will obtain, a valuable economic asset which has enabled, and will enable, it to develop an extensive reputation and to establish long-term business relationships with its Client Accounts, insurance or reinsurance carriers, managing general agents and/or vendors. If such Confidential Information and/or Trade Secrets were disclosed to another Person or used for the benefit of anyone other than the Company, the Company would suffer irreparable harm, loss and damage. Accordingly, Executive acknowledges and agrees that:

(A) The Confidential Information and/or Trade Secrets are, and at all times hereafter shall remain, the sole and exclusive property of the Company;

(B) Executive shall use Executive’s best efforts and the utmost diligence to guard and protect the Confidential Information and/or Trade Secrets from any unauthorized disclosure to any competitor, Client Account, insurance or reinsurance carrier, managing general agent, and/or vendor of the Company or any other person, firm, corporation, or other entity;

(C) Unless the Company gives Executive prior express permission, during Executive’s employment and following Separation, Executive shall not use for Executive’s own benefit, or use for or disclose to any competitor, Client Account, insurance or reinsurance carrier, managing general agent, and/or vendor of the Company or any other person, firm, corporation, or other entity, the Confidential Information and/or Trade Secrets as set forth herein including using or disclosing any Confidential Information and/or Trade Secrets to solicit or divert any Insurance Business in respect of any Client Account or prospective Client Account of the Company for the benefit or account of any Person other than the Company;

(D) Except in the ordinary course of the Company’s business, Executive shall not seek or accept any Confidential Information and/or Trade Secrets from any former, present, or future employee or agent of the Company;

(E) During Executive’s employment, Executive shall not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company or its Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by such former employer or Person. Executive will use in the performance of Executive’s duties hereunder only information that is (1) generally known and used by persons with training and experience comparable to Executive’s and that is common knowledge in the industry or is otherwise legally in the public domain, (2) is otherwise provided or developed by or on behalf of the Company or its Affiliates, or (3) in the case of materials, information or other property belonging to any former employer or other person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person. Executive represents and warrants that Executive has provided to Company copies of any and all non-disclosure agreements, confidentiality agreements, and/or intellectual property assignment agreements that may bind Executive;

(F) Following any Separation, Executive shall not reverse engineer or derive independently any Trade Secret or Confidential Information of the Company or its Affiliates, nor shall Executive use in any way Executive’s knowledge of any facts pertaining to the Company’s Client Accounts, expiration dates, or the terms and conditions of the Company’s or its Affiliates’ business dealings with its Client Accounts; and

(G) Following Separation, Executive shall deliver to the Company, all (A) memoranda, notes, plans, records, reports, computer tapes, printouts and software, and other documents (and copies thereof) relating to the Confidential Information, Trade Secrets, or Creations (as defined in Section 5), or the business of the Company or its Affiliates that Executive may then have Executive’s possession or control, and (B) other property of the Company or its Affiliates in Executive’s possession or control, whether or not such property constitutes Confidential Information, Trade Secrets or Creations, including keys, security cards, passes, credit cards, marketing literature, and any electronic data stored on a computer. Executive shall not destroy or delete any material, including but not limited to any electronic data stored on a computer, before returning such material or property to the Company or its Affiliates.

(v) Executive understands that it is the Company’s and its Affiliates’ intention to maintain the confidentiality of their Confidential Information and Trade Secrets notwithstanding that employees or independent contractors of the Company or its Affiliates may have free access to the information for the purpose of performing their duties with the Company, and notwithstanding that employees or independent contractors who are not expressly bound by agreements similar to this agreement may have access to such information for job purposes. Executive acknowledges that it is not practical, and shall not be necessary, to mark such information as “confidential,” nor to transfer it within the Company by confidential envelope or communication, in order to preserve the confidential nature of the information. To the contrary, Executive understands and agrees that all such information shall be deemed Confidential Information and/or Trade Secrets and Executive shall treat all such information as such.

(vi) Executive acknowledges that (A) M&A Information, as well as other Confidential Information, may be deemed to be material non-public information and (B) federal and state securities laws and regulations prohibit any person receiving material non-public information from or about an issuer (in this case the Company) from purchasing or selling securities of such issuer or from disclosing such information to any other person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

(vii) Executive understands that the Company and its Affiliates will receive from time to time confidential or proprietary information from third parties (“Third Party Information”) subject to a duty on the Company’s and its Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During Executive’s employment and after any Separation, and without in any way limiting the provisions of this Section 44(a), Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than the personnel, consultants and professional advisors of the Company or its Affiliates who need to know such information in connection with their work for the Company or its Affiliates) or use, except in connection with Executive’s work for the Company or its Affiliates, any Third Party Information unless expressly authorized in writing by the Board of Directors, the President, and/or the Chief Executive Officer of the Company.

(b) Non-Solicitation Covenant. During Executive’s employment with the Company and for a period of two (2) years following the Separation Date (the “Restricted Period”), Executive shall not solicit, canvass, divert, accept, propose, quote, sell, service, or otherwise transact, directly or indirectly, in any capacity whatsoever, other than as an employee of the Company during Executive’s employment with the Company, any Insurance Business from or in respect of any Client Account or Prospective Client Account of the Company. For purposes of this Agreement, Executive acknowledges that informing existing Client Accounts or Prospective Client Accounts that Executive is or may be leaving Company prior to Separation shall be deemed to constitute prohibited solicitation under this Agreement absent the Company’s prior written consent.

(c) Non-Interference Covenants.

(i) During the Restricted Period, Executive agrees not to directly or indirectly interfere or endeavor to interfere with the business relationship between the Company and any Restricted Third Party (as defined below), including but not limited to interference with the continuance of the provision of any goods, products (including insurance or surety products) or services (including insurance, risk management, consulting or other services) by any Restricted Third Party to the Company, either directly or on behalf of any Client Account or prospective Client Account. The term “Restricted Third Party” means any person, entity or enterprise including any insurer, reinsurer, insurance program, risk pool or other risk-bearing entity or insurance or reinsurance market; or any retail insurance agent, general agent or wholesale insurance broker, (A) who, at any time within the twelve (12) month-period immediately preceding Separation, was a provider or supplier of goods, products (including insurance, bonds or surety products) or services (including insurance, risk management, consulting or other services) to the Company, either directly or on behalf of Client Accounts or prospective Client Accounts, excluding suppliers of utilities or goods or services supplied for administrative purposes but including any individual who provided services to the Company by was of a consultancy or other independent contractor arrangement, and (B) with whom Executive dealt to a material extent during that period.

(ii) During the Restricted Period, Executive agrees not to directly or indirectly (A) induce or attempt to induce any M&A Prospect to cease doing or not do a Transaction with the Company or any of its Affiliates, or in any way interfere with the relationship between any such M&A Prospect and the Company or any of its Affiliates, or (B) acquire or invest in (by asset acquisition, equity acquisition, equity subscription, recapitalization, merger, or other form of business combination), attempt to acquire, or arrange, participate in, or facilitate (including by providing any assistance, advice, financing, solicitation, brokerage, or similar services) any acquisition by another Person of, any M&A Prospect.

(d) No Raiding Covenant. During the Restricted Period, Executive agrees that Executive will not directly or indirectly accept for employment or engagement any employee or independent contractor of the Company or any of its Affiliates, and further agrees that Executive will not directly or indirectly solicit, or seek to induce any such person to terminate employment or engagement with the Company or its Affiliates for any reason, including to work for Executive or any competitor of the Company or its Affiliates.

(e) Related Matters.

(i) Executive acknowledges and agrees that: (A) the Company has recognized Executive’s merit and has hired Executive to the executive leadership of the Company; (B) the Company has permitted and encouraged Executive’s interaction and the development of relationships with persons and entities in the Insurance Business and third party stock analysts, Company shareholders and Company directors; (C) the Company has long-term relationships with its Client Accounts and Restricted Third Parties and that those relationships were in many instances developed at considerable expense and difficulty to the Company over several years of close and continuing involvement and that the Company is acquiring at considerable expense the benefits and goodwill associated with such relationships; (D) Executive has carefully considered, and agrees that the provisions of this Section 4 are fair, reasonable, and not unduly restrictive on Executive, and do not preclude Executive from earning a livelihood or unreasonably impose limitations on Executive’s ability to earn a living; (E) the potential harm to the Company and its Affiliates of the non-enforcement of any provision of this Section 4 outweighs any potential harm to Executive of its enforcement by injunction or otherwise; and (F) Executive has had an opportunity to obtain legal advice before agreeing to these terms.

(ii) Executive agrees that the Company shall have the right to communicate the terms of this Section 4 after the Separation Date to any prospective or current employer of Executive. Executive waives any right to assert any claim for damages against Company or any officer, employee or agent of the Company arising from such disclosure of the terms of this Agreement.

(iii) In the event of a breach or threatened breach of the provisions of this Section 4, the Company shall be entitled to injunctive relief as well as any other applicable remedies at law or in equity. Executive understands and agrees that without such protection, the Company’s business would be irreparably harmed, and that the remedy of monetary damages alone would be inadequate.

(iv) Executive acknowledges that the purposes of this Section 4 would be frustrated by measuring the period of restriction from the Separation Date where Executive failed to honor the Agreement during the Restricted Period, as applicable, until directed to do so by court order. Therefore, should Executive violate this Agreement and should legal proceedings have to be brought by the Company against Executive to enforce this Agreement, the period of restriction under this Section 4 shall be deemed to be extended for a period equal to the period of violation by Executive.

(v) The provisions of this Section 4 shall be independent of any other provision of this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of this Section 4 by the Company.

(vi) It is the intention of the Parties that the terms and provisions of this Agreement be enforceable to the maximum extent permitted by applicable law. In furtherance of the foregoing, the Parties further agree that if a court of competent jurisdiction declares any of the covenants set forth in this Section 4 unenforceable, then such court shall be authorized to modify such covenants so as to render the remaining covenants and the modified covenants valid and enforceable to the maximum extent possible, and as so modified, to enforce this Agreement in accordance with its terms. In accordance with the foregoing, if any provision of this Section 4 shall be held to be excessively broad, it shall be limited to the extent necessary to comply with applicable law. This Agreement does not relieve the Executive of other legal responsibilities and liabilities that Executive has to the Company under applicable state and federal statutes and common law. Instead, Executive acknowledges that this Agreement creates additional rights and responsibilities for protecting the Company’s interests.

5. Creations. Executive irrevocably assigns to the Company, to the extent permitted by law, all rights, title and interest in and to all work performed, and all materials, creations, designs, technology, discoveries, inventions, ideas, information and other subject matter (whether or not patentable or copyrightable), conceived, developed or created by Executive, alone or with others, during the period of Executive’s employment with the Company, including, but not limited to, all copyrighted, trade secret, patent, trademark and other intellectual property rights (“Creations”), except that this shall not apply to a Creation that Executive developed entirely on Executive’s own time without using the equipment, supplies, facilities, or trade secret information of Company or Affiliates unless such a Creation (a) relates to the Insurance Business, or any past, ongoing or planned research and development project of the Company; or (b) results from any work performed by the Executive for Company or Affiliates.

6. Waivers, Modifications and Amendments. No waiver or modification or amendment of this Agreement or of any covenant, condition, or limitation herein shall be valid unless in writing and duly executed by the Party to be charged therewith.

7. Notices. Notices shall be addressed as indicated below, or to such other addressee or to such other address as may be designated by either Party:

If to the Company:	Brown & Brown, Inc. 220 S. Ridgewood Avenue Daytona Beach, FL 32114 Attention: Robert W. Lloyd, General Counsel Facsimile No.: (386) 239-7293 E-mail: rlloyd@bbins.com

If to Executive:	To the most current residence address on file with the Company.

8. Assignment and Enforcement. Executive agrees that Company may freely assign this Agreement or any of its rights or privileges hereunder to any Person, including to any (a) Affiliate of the Company or (b) Person in connection with any sale or transfer of some or all of Company’s assets or subsidiary corporations, Company’s sale of a controlling interest in the Company’s stock, or the merger or other business combination by Company with or into any business entity. Executive further agrees to be bound by the provisions of this Agreement for benefit of the Company or any Affiliate thereof to whose employ Executive may be transferred, without the necessity that this Agreement or another employment agreement be re-executed at the time of such transfer. No assignment, consent by Executive, or notice to Executive shall be required to render this Agreement enforceable by any assignee, transferee, or successor. The Company’s assignees, transferees, or successors are expressly authorized to enforce the Company’s rights and privileges hereunder, including the restrictive covenants set forth in Section 4. Executive’s services hereunder are personal in nature, and Executive may not assign or delegate Executive’s rights or obligations hereunder in whole or in part without the Company’s prior written consent. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties’ respective successors and permitted assigns. Other than as contemplated in this Section 8, no term or provision of this Agreement is intended to be, or shall be, for the benefit of any Person not a party hereto, and no such other Person shall have any right or cause of action hereunder.

9. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to conflicts of laws principles.

10. Jurisdiction and Venue. This Agreement is entered into between Executive and Company in Volusia County, Florida, and becomes binding on the parties in Volusia County, Florida. Should Executive execute this Agreement at any location other than Volusia County, Florida, Executive hereby acknowledges that such was for the sole convenience of the Executive, and Executive hereby waives any claim that the situs of this Agreement is any place other than Volusia County, Florida. Any litigation or other proceeding (“Proceeding”) arising out of, under or relating to this Agreement shall be brought, prosecuted and maintained in either (a) the courts of the State of Florida, County of Volusia, or (b) if it

has or can acquire jurisdiction, the United States District Court for the Middle District of Florida, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any such Proceeding in any other court. The Parties agree that either or both of them may file a copy of this Section 10 with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Each Party agrees that the chosen exclusive forums are reasonable and shall not be so inconvenient that such Party will, for all practical purposes, be deprived of such Party’s day in court. Process in any Proceeding referred to in the first sentence of this Section 10 may be served on any Party anywhere in the world.

11. WAIVER OF JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION RELATED TO OR ARISING OUT OF, UNDER OR IN CONJUNCTION WITH THIS AGREEMENT, EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, AND/OR THE SEPARATION OF EXECUTIVE FROM EMPLOYMENT WITH THE COMPANY. THE PARTIES UNDERSTAND AND AGREE THAT, BY SIGNING THIS AGREEMENT, ANY LAWSUIT RELATING TO EXECUTIVE’S EMPLOYMENT, OR ANY SEPARATION, WILL BE HEARD BY A JUDGE, RATHER THAN A JURY.

12. Miscellaneous.

(a) Waiver. The waiver by Executive, on the one hand, or the Company, on the other hand, of a breach of any provision of the Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party.

(b) Entire Agreement. This Agreement, constitutes the entire agreement, and supersedes all prior agreements or other understandings, both written and oral, between the parties hereto, with respect to the subject matter hereof. Any prior agreement between the parties or their respective Affiliates with respect to the subject matter hereof shall be of no further force and effect, and to the extent of any such prior agreements, this Agreement shall be deemed a novation, good and sufficient consideration for which is acknowledged by both parties. Furthermore, in the event there is any conflict between this Agreement and the Final Offer Letter, the terms of this Agreement will supersede and control.

(c) No Strict Construction; Descriptive Headings; Interpretation. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a section of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Any reference to the “discretion” of a party shall mean the sole judgment or discretion of such party.

(d) Executive’s Cooperation. During Executive’s employment with the Company or its Affiliates and following any Separation, Executive shall cooperate with the Company and its Affiliates in any disputes with third parties, internal investigation, or administrative, regulatory, or judicial proceeding as reasonably requested by the Company or its Affiliates (including Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents that are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other activities and commitments). If the Company requires Executive’s cooperation in accordance with this Section 12(d) after a Separation, the Company shall reimburse Executive for reasonable devotion of time and travel expenses (including lodging and meals, upon submission of receipts).

(e) Business Days. If any time period for giving notice or taking action hereunder expires on a Saturday, Sunday, or Legal Holiday as provided in Florida Statute §683.01, as amended from time to time, the time period shall be automatically extended to the next business day.

(f) Tax Withholding; Indemnification and Reimbursement of Payments on Behalf of Executive. The Company and its Affiliates shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Affiliates to Executive (including withholding shares of other equity securities in the case of issuances of equity by the Company or any of its Affiliates) any federal, states, local, or foreign withholding taxes, excise taxes, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its Affiliates, including wages, bonuses, distributions, the receipt or exercise of equity options, and/or the receipt or vesting of restricted equity. If any such deductions or withholdings are not made due to the failure or refusal of Executive to provide timely and accurate withholding information required by the Company, Executive shall indemnify, defend, and hold harmless the Company and its Affiliates for any amounts paid with respect to any such Taxes, together with any interest, penalties, and related expenses thereto. For avoidance of doubt, for purposes of this Section 12(f), “Taxes” shall exclude the Company’s or any Affiliate’s portion of any payroll taxes.

(g) Counterparts. This Agreement may be executed in counterparts, all of which together shall comprise one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Executive Employment Agreement effective as of the date first written above.

EXECUTIVE		BROWN & BROWN, INC.

/S/ R. ANDREW WATTS		By:	/S/ J. POWELL BROWN

		Name:	J. Powell Brown

Print Name:	R. Andrew Watts	Title:	President & CEO